SUB-ITEM 77D(g)

                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                          AIM VARIABLE INSURANCE FUNDS


On February 24, 2005, the Board of Trustees (the "Board") of AIM Variable Insurance Funds on behalf of AIM V.I. Blue Chip Fund (the "Fund") adopted resolutions approving changes to delete the secondary objective of current income. The updated investment objective will read, "The fund's investment objective is long-term growth of capital."